Exhibit 10.2

SERVICES AGREEMENT

SERVICES AGREEMENT, dated January 1, 2003 (the “Agreement”), by and among Estee Lauder Inc., a Delaware corporation (“ELI”), Melville Management Corp. (“MMC”), Leonard A. Lauder (“LAL”) and William P. Lauder  (“WPL”).

W I T N E S S E T H:

WHEREAS, ELI is a subsidiary of The Estée Lauder Companies Inc. (“ELC”); and

WHEREAS, LAL and WPL are directors and executive officers of ELC and certain of ELC’s subsidiaries; and

WHEREAS, MMC is a corporation owned and controlled by LAL; and

WHEREAS, for many years prior to the date hereof, ELI, ELC and other subsidiaries of each (with ELI and ELC, the “EL Group”) have provided certain services, space and other benefits to MMC and to LAL, WPL and their family (with MMC, the “LAL Parties”); and

WHEREAS, MMC, LAL and WPL have paid the EL Group for such services, the use of such space and such other benefits; and

WHEREAS, it is the intention of the parties hereto to formalize the relationship between the parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.     Services.

(a)   ELI hereby agrees to provide to the LAL Parties, those business-related and administrative services listed on Schedule A attached hereto and such other services as ELI and the LAL Parties may mutually agree (collectively, the “Services”), at a level requested by the LAL Parties; provided, that, unless the parties otherwise agree, the scope of such Services is consistent with the provision and cost of such Services in prior years and the cost of such Services is not in excess of 150% of the annual level of such Services provided in the last completed fiscal year of ELC.

(b)   The employees of E-L Management Corp., a subsidiary of ELI, that are listed on Schedule B (the “LAL Service Providers”) provide services to the LAL Parties.  The LAL Parties have agreed that in consideration of these services, the LAL Parties shall pay 100% of the salary, bonus and other payroll and benefit costs attributable to the LAL Service Providers (the “Payroll Services”).  The LAL Parties may from time to time, with the consent of ELI (which consent shall not be unreasonably withheld), change the LAL Service Providers; provided, however, that the overall obligation to provide Payroll Services pursuant hereto shall be limited in any particular year to 150% of the aggregate annual level of charges for such Payroll Services provided to the persons on Schedule B at the start of the last completed fiscal year.

(c)   The EL Group and its employees, directors and employees shall not be liable for any consequential or special damages for failure to perform the Services or Payroll Services to be provided hereunder.  The LAL Parties will indemnify and hold harmless the EL Group, its officers, directors and employees (other than LAL, WPL and their family members) against any losses, claims, damages or liabilities (or action in respect thereof) arising out of or based upon this Agreement or other expenses incurred by the Companies in connection with investigating or defending any such action or claim as such expenses are incurred in each case, to the extent not arising from the gross negligence or willful misconduct of the EL Group.  Notwithstanding anything to the contrary contained herein, the LAL Parties will indemnify and hold harmless the EL Group, its officers, directors and employees (other than LAL, WPL and their family members) against any losses, claims, damages or liabilities (or action in respect thereof) arising out of or based upon, or brought by the LAL Service Providers or other expenses incurred by the Companies in connection with investigating or defending any such action or claim as such expenses are incurred in each case.

2.     Payments.

(a)   General.  Except as set forth below, the LAL Parties shall pay to ELI (or an affiliate of ELI designated by ELI) (i) for Services provided hereunder an amount equal to 100% of the actual costs and expenses for such Services incurred by the EL Group attributable to such Services, (ii) an amount equal to 100% of any other expenses paid to or on account of any LAL Party, which are not reimbursable by ELC pursuant to an applicable Employment Agreement or company policy of the EL Group,  (iii) the full cost of providing Payroll Services for the LAL Service Providers as determined from time to time by the Company, but which shall include for each person on Schedule B an amount equal to such persons’ wages (including salary and bonus) plus an amount equal to the Applicable Fringe Benefits Rate (as defined below) multiplied by the amount of such wages, and (iv) the cost attributable to the office space occupied by the LAL Service Providers, including the use of common spaces at the facility, calculated in accordance with the policies of the EL Group in determining the cost of similar office space at such locations and charged to corporate departments of the EL Group.  The “Applicable Fringe Benefit Rate” shall be the fringe benefit rate from time to time applied to employees of the EL Group employed in corporate departments thereof.

(b)   Invoice; Prepayment.  ELI (or an affiliate of ELI designated by ELI) shall provide an accounting to the LAL Parties at least monthly describing the amounts due to the EL Group in accordance with Section 2(a).  Such amounts will be due and payable immediately.  In order that no credit be extended, the LAL Parties shall at all times prepay the amounts incurred on their behalf by maintaining on deposit with ELI, sums sufficient to cover the amounts that become due pursuant to Section 2(a).  It is understood and agreed that ELI will make no payments under this Agreement at any time the amount on deposit is insufficient to covert such payment.  No interest shall accrue on any amounts on deposit nor shall there be any discount for prepayment.

(c)   ELI shall keep books and records of the Services and Payroll Services provided, including reasonable supporting documentation of the costs and expenses attributable to such Services and Payroll Services, and shall make such books and records available to the LAL Parties, upon reasonable notice, during normal business hours.

3.     Joint and Several Liability.  The LAL Parties shall remain joint and severally liable  to the members of the EL Group and their officers, directors and employees for the LAL Parties’ obligations to ELI and the other members of the EL Group arising hereunder.

4.     Suspension of Services.  ELI reserves the right, without any liability to any LAL Party or to any LAL Service Provider, except as otherwise expressly provided in this Agreement, and without being in breach of any covenant of this Agreement to stop, interrupt or suspend any Services or Payroll Services, whenever and for so long as may be necessary or appropriate, by reason of accidents, emergencies, strikes or the making of repairs or changes which ELI is required in the operation of its business or by law to make or in good faith deems advisable, or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies or by reason of any other cause beyond ELI’s reasonable control, including governmental restrictions on the use of materials or the use of any of the Building systems.  In each instance, ELI shall exercise reasonable diligence to eliminate the cause of stoppage and to effect restoration of the Services or Payroll Services and shall give the LAL Parties reasonable notice, when practicable, of the commencement and anticipated duration of such stoppage.

5.     General.

(a)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)   Notices.  All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and mailed, telecopied or delivered to such party at his address or telecopier number set forth on the signature pages hereof, with copies to the persons noted thereon, or to such other address or telecopier number as such party may hereafter specify for the purpose.  Each such notice, request or other communication shall be effective upon receipt, if delivered personally or by courier; when telecopied, if telecopied; and if sent by certified mail, three days after deposit (postage prepaid) with the U.S. mail service.

(c)   Headings.  The headings of the various Articles and Sections of this Agreement have been inserted for convenience only and shall not be deemed to be part of this Agreement.

(d)   Binding Effect.  Without the written consent of ELI, no LAL Party may assign his, her or its rights to receive services under this Agreement.  This Agreement will be binding upon and inure to the benefit of ELI, its successors and assigns and to the LAL Parties and their permitted successors and assigns.

(e)   No Oral Change.  This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change modification or discharge is sought.

(f)    Termination.  This Agreement may be terminated (i) by mutual consent of the parties hereto, (ii) by written notice of such termination by the LAL Parties to ELI (or by an LAL Party, as to which this Agreement shall terminate as to such party only), (iii) at such time as both LAL and WPL are not employees of the EL, (iv) upon 30 days prior written notice if the LAL parties are in default for ten days in their payment obligations hereunder and such obligations in the aggregate exceed $100,000,  (v) by ELI immediately if it is determined upon advice of counsel that ELI cannot legally provide the services contemplated hereunder or (vi) by either party upon 30 days prior written notice.  Upon termination, the payment obligations of the LAL Parties in respect of their indemnification obligation hereunder and Services, occupancy costs and Payroll Services rendered prior to such termination shall continue in full force and effect.

(g)   Entire Understanding.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangement and understandings relating to the subject matter hereof.

(h)   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Irrevocable Proxy Agreement as of the date first above written.

	ESTÉE LAUDER INC.		MELVILLE MANAGEMENT CORPORATION

BY:	/s/Fred H. Langhammer	BY:	/s/Leonard A. Lauder
	Name: Fred H. Langhammer		Name: Leonard A. Lauder
	Title: President and Chief Executive Officer		Title: President

	Address:		Address:

	767 Fifth Avenue New York, NY 10153 Tel: (212) 572-4200 Fax: (212) 572-3989 Attn: General Counsel		767 Fifth Avenue New York, NY 10153 Tel: (212) 572-4200 Fax: (212) 572-6745 Attn: Leonard A. Lauder

	/s/William P. Lauder		/s/Leonard A. Lauder
	William P. Lauder		Leonard A. Lauder

	Address:		Address:

	767 Fifth Avenue New York, NY 10153 Tel: (212) 572-4200 Fax: (212) 572-6899		767 Fifth Avenue New York, NY 10153 Tel: (212) 572-4200 Fax: (212) 572-6745

Schedule A

Telephone

Computer services, including hardware, software and technical support

Use of Company Resources, such as Travel Services and advice relating to properties and maintenance thereof

Office Supplies

Insurance coverage for Demised Premises

A-1

Schedule B

10 persons

The following are consultant(s) paid directly by an LAL Party, but the LAL Parties are responsible for the office the occupy under Section 2(a):

1 person

B-1